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                                                                    EXHIBIT 23.2



INDEPENDENT AUDITORS' CONSENT

       We consent to the incorporation by reference in this Registration Statement of The Good Guys, Inc. on Form S-3 of our report dated December 5, 2000, appearing in and incorporated by reference in the Annual Report on Form 10-K (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 14) of The Good Guys, Inc. for the year ended September 30, 2000 and to the reference to us under the heading "Experts" in the Prospectus which is a part of this Registration Statement.



Deloitte & Touche LLP

San Francisco, California
February 16, 2001